Exhibit 99.6

Schedule A

The following tables set forth (i) the name, present principal occupation or employment, principal business, business address of any corporation or other organization in which such occupation or employment is conducted, and citizenship of each director of Generac Holdings Inc. (“Generac”) and Generac Power Systems, Inc. (“GPS”), and (ii) the name, present principal occupation, and citizenship of each executive officer of Generac and GPS. Other than Aaron P. Jagdfeld, all other directors of Generac and GPS are independent, non-executive directors of both companies. The business address of each non-executive director of Generac and GPS and each person whose principal occupation or employment is with Generac or GPS is c/o Generac Holdings Inc., S45 W29290 Hwy 59, Waukesha, WI 53189.

Directors of Generac Holdings Inc. and Generac Power Systems, Inc.	Present Principal Occupation	Citizenship
Marcia J. Avedon	Founder and CEO, Avedon Advisory, LLC	USA
Kathryn V. Bohl	Retired Executive	USA
Robert D. Dixon	Retired Executive	USA
Aaron P. Jagdfeld	President, Chief Executive Officer and Chairman of Generac and GPS	USA
William D. Jenkins, Jr.	President, Palo Alto Networks	USA
Andrew G. Lampereur	Retired Executive	USA
Bennett J. Morgan	Retired Executive	USA
Nam T. Nguyen	Chief Operating Officer, Generate Capital	USA
David A. Ramon	Founder and Managing Partner of Vaduz Partners	USA
Dominick P. Zarcone	Retired Executive	USA

Executive Officers of Generac Holdings Inc. and Generac Power Systems, Inc.	Present Principal Occupation with Generac and GPS	Citizenship
Aaron P. Jagdfeld	President, Chief Executive Officer and Chairman	USA
York A. Ragen	Chief Financial Officer	USA
Erik G. Wilde	President, Domestic Commercial and Industrial	USA
Raj K. Kanuru	Executive Vice President, General Counsel and Secretary	USA
Norman P. Taffe	President, Generac Home	USA
Kyle A. Raabe	President, Home Power Generation	USA